SONTERRA RESOURCES ANNOUNCES A NEW FINANCING AGREEMENT
AND THE ACQUISITION OF NORTH TEXAS DRILLING SERVICES, INC.

HOUSTON, TX - Sonterra Resources, Inc. (OTC BB: SOTR) is pleased to announce that the Company received new senior secured funding in the original principal amount of $8,875,000, effective as of November 13, 2008, to replace the Company’s current existing credit facility with The Longview Fund L.P. The Longview Fund L.P. owns 87.99% of the issued and outstanding shares of the Common Stock of Sonterra, but will be surrendering 3,000,000 warrants out of the 4,958,678 convertible note and warrants it currently holds.

$2,000,000 of the funds from the new Senior Secured Note, less certain transactional fees and expenses, will be utilized by the Company as working capital for funding the sidetrack of its State Tract 127 No. 1 Unit #1 Well in Texas State Waters in Matagorda Bay, Texas; the recompletion of the State Tract 150 #2 Well in Matagorda Bay, Texas; and general corporate purposes. $5,000,000 of such funds will be set aside for the acquisition of producing oil and gas properties. The final $1,000,000 will be used to reduce the outstanding principal balance of $3,000,000 under its existing credit facility of The Longview Fund L.P., with the balance of $2,000,000, plus accrued interest, to be exchanged for subordinated notes, which will be parri passu with the subordinated debt assumed by Sonterra in the drilling company acquisition described below and junior to the senior secured notes issued by the Company. .

The Company is also pleased to announce its acquisition from the purchaser of the senior secured notes of all of the stock of North Texas Drilling Services, Inc. headquartered in Weatherford, Texas in exchange for the assumption of a Subordinated Note of $9,440,000 and issuance of warrants to purchase 1,000,000 shares of common stock at $0.01 per share The Company’s CEO and President, Don Vandenberg, notes that: “The acquisition of North Texas Drilling Services located in the heart of the prolific shale plays in North America offers the industry top hole drilling services at a competitive advantage to larger drilling rigs. NTDS also gives Sonterra the flexibility of having its own rigs to exploit its own drilling opportunities in onshore acquisitions. I have a lot of confidence in the operational and business development abilities of NTDS’ President, Jerry Trout, who was in charge of all field operations for a large independent.”

About Sonterra Resources, Inc.

Sonterra Resources, Inc. is an independent oil and gas exploration and production company based in Houston, Texas, with current oil and gas operations in the Texas Gulf Coast region.

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the company has filed with the SEC. The company undertakes no duty to update or revise these forward-looking statements.